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                                                            EXHIBIT 5.2

                         November 1, 1999




ShopNow.com Inc.
411 First Avenue South
Suite 200 North
Seattle, Washington  98101

          RE:  REGISTRATION STATEMENT ON FORM S-8


Ladies and Gentlemen:

I have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about November 1, 1999 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of 6,946,715 shares (the "Plan Shares") of your Common Stock to be issued pursuant to the Amended and Restated 1996 Combined Incentive and Nonqualified Stock Option Plan (the "Plan") and 1,755,138 shares (the "Letter Shares" and, together with the Plan Shares, the "Shares") of Common Stock to be issued pursuant to options granted pursuant to individual letter agreements (the "Letter Agreements"). As legal counsel for ShopNow.com Inc., I have examined the proceedings taken and am familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the Shares pursuant to the Plan and the Letter Agreements.

It is my opinion that the Shares, when issued and sold in the manner described in the Plan and Letter Agreements and pursuant to the agreement that accompanies each grant of the Plan Shares under the Plan, will be legally and validly issued, fully-paid and non-assessable.

I consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of my name wherever appearing in the Registration Statement and any amendments thereto.

                              Very truly yours,

                              /s/ Alan D. Koslow
                              --------------------------------------
                              Alan D. Koslow
                              General Counsel of ShopNow.com Inc.